EXHIBIT 4.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of July 18, 2006, among GRC Holdings, Inc., a Texas corporation (“GRC”) and its wholly-owned subsidiary, Logic Express Limited (“Logic Express”), and its 82.76% owned subsidiary Shandong Missile Biologic Products Co., Ltd. (“Shandong Missile” or the “Company”), the selling stockholders identified on the signature pages hereto (each, a “Selling Stockholder,” and collectively, the “Selling Stockholders”) and the investors identified on the signature pages hereto (each, an “Investor” and collectively, the “Investors”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act (as defined below) and Rule 506 promulgated thereunder, GRC and the Selling Stockholders desire to sell to each Investor, and each Investor, severally and not jointly, desires to purchase from GRC and the Selling Stockholders, certain securities of GRC, as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, GRC, the Company, the Selling Stockholders and the Investors agree as follows:

ARTICLE 1.
DEFINITIONS

1.1. Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms shall have the meanings indicated in this Section 1.1:

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting any Person or any of its respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 144.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” has the meaning set forth in Section 4.1(c).

“Closing” means the closing of the purchase and sale of the Securities pursuant to Article II.

“Closing Date” means the Business Day on which all of the conditions set forth in Sections 5.1 and 5.2 hereof are satisfied, or such other date as the parties may agree.

“Closing 8-K” means the Form 8-K to be filed by the Company on the second Business Day following the Closing Date in accordance with Section 4.5.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of GRC, par value $.0001 per share, and any securities into which such common stock may hereafter be reclassified.

“Common Stock Equivalents” has the meaning set forth in Section 4.13.

“Effective Date” means the date that the initial Registration Statement required by Section 2(a) of the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Transaction” shall mean the transaction contemplated by the Share Exchange Agreement by and among GRC, Logic Express and the shareholders of Logic Express of even date herewith.

“GAAP” means U.S. generally accepted accounting principles.

“Intellectual Property Rights” has the meaning set forth in Section 3.1(p).

“Investment Amount” means, with respect to each Investor, the Investment Amount indicated on such Investor’s signature page to this Agreement.

“Investor Deliverables” has the meaning set forth in Section 2.2(b).

“Investor Party” has the meaning set forth in Section 4.7.

“Lien” means any lien, charge, encumbrance, security interest, right of first refusal or other restrictions of any kind.

“Material Adverse Effect” means any of (i) a material and adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material and adverse effect on the results of operations, assets, prospects, business or condition (financial or otherwise) of the Company, taken as a whole, or (iii) an adverse impairment to the Company’s ability to perform on a timely basis its obligations under any Transaction Document.

“New York Courts” means the state and federal courts sitting in the City of New York, Borough of Manhattan.

“Outside Date” means July 21, 2006.

“Per Unit Purchase Price” equals $1.8950.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement, among the Company and the Investors, in the form of Exhibit B hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Investors of the Shares and the Warrant Shares.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities” means the Shares, the Selling Stockholder Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Deliverables” has the meaning set forth in Section 2.2(a).

“Selling Stockholder Shares” means the shares of Common Stock being offered and sold by the Selling Stockholder to the Investors hereunder in such number as is set forth below the Selling Stockholder’s signature to this Agreement.

“Share Delivery Date” has the meaning set forth in Section 4.1(c).

"Share Escrow Agreement" means the Share Escrow Agreement, dated as of the date hereof, among the Selling Stockholders, GRC, the Investor Representative and the Escrow Agent, in the form of Exhibit E hereto.

“Shares” means the shares of Common Stock offered and sold to the Investors by GRC pursuant to this Agreement.

“Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

“Trading Day” means (i) a day on which the Common Stock is traded on a Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ Capital Market or OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

“Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement, the Share Escrow Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“Warrants” means the Common Stock purchase warrants in the form of Exhibit A, which are issuable to the Investors at the Closing.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

ARTICLE 2.
PURCHASE AND SALE

2.1. Closing.

(a) Subject to the terms and conditions set forth in this Agreement, at the Closing GRC and the Selling Stockholders shall sell to each Investor, and each Investor shall, severally and not jointly, purchase from the Company and the Selling Stockholders, the Shares, Selling Stockholder Shares and the Warrants representing such Investor’s Investment Amount. The Closing shall take place at the offices of Bryan Cave LLP, 1290 Avenue of the Americas, New York, NY 10104 on the Closing Date or at such other location or time as the parties may agree.

(b) GRC and the Selling Stockholders will cooperate with one another, and will cause the Selling Stockholder Shares to be transferred to the Investors at Closing as part of a single stock certificate registered in the name of the relevant Investor that will include all Shares and Selling Stockholder Shares being acquired by such Investor under this Agreement. In furtherance thereof, each Selling Stockholder will (i) deliver to GRC any certificates representing the Selling Stockholder Shares it will be selling at the Closing, together with such other documents (including legal opinions) as GRC may require to effect the transfer of such shares to the name of the Investors at the Closing, including executed stock powers and directions for GRC to effect the transfer of such shares on its books as of the Closing and (ii) instruct GRC to hold any certificates representing the Selling Stockholder Shares it has received and deliver the Selling Stockholder Shares at Closing in accordance with Section 2.2.

2.2. Closing Deliveries. i) At the Closing, GRC and the Selling Shareholders shall deliver or cause to be delivered to each Investor the following (the “Seller Deliverables”):

(i) a single certificate evidencing the aggregate number of Shares and Selling Stockholder Shares equal to such Investor’s Investment Amount divided by the Per Unit Purchase Price, registered in the name of such Investor;

(ii) a Warrant, registered in the name of such Investor, pursuant to which such Investor shall have the right to acquire the number of shares of Common Stock equal to 25% of the number of Shares purchased by such Investor pursuant to Section 2.2(a)(i);

(iii) the legal opinions of Loeb & Loeb LLP and Snell, Wylie & Tibbals, P.C., in the forms attached as Exhibit C and Exhibit D, respectively, addressed to the Investors;

(iv) the Registration Rights Agreement, duly executed by GRC; and

(v) the Share Escrow Agreement, duly executed by GRC, the Selling Stockholders, the Escrow Agent and the Investor Representative.

(b) At the Closing, each Investor shall deliver or cause to be delivered to or upon the instruction of GRC and the Selling Stockholders the following (the “Investor Deliverables”):

(i) its Investment Amount, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by GRC and the Selling Stockholders for such purpose; and

(ii) the Registration Rights Agreement, duly executed by such Investor.

ARTICLE 3.
REPRESENTATIONS AND WARRANTIES

3.1. Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to each Investor:

(a) Subsidiaries. Logic Express has no subsidiaries other than the Company, which is its 82.76% owned subsidiary. The Company has no direct or indirect subsidiaries. Except as disclosed in Schedule 3.1(a), Logic Express owns, directly or indirectly, all of the subsidiary and joint venture interests of the Company free and clear of any and all Liens, and all the issued and outstanding subsidiary and joint venture interests of the Company are validly issued and are fully paid, non-assessable and free of preemptive and similar rights.

(b) Organization and Qualification. Logic Express and the Company are duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Other than as disclosed in the Closing 8-K, neither Logic Express nor the Company is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company is duly qualified to conduct its business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary.

(c) Authorization; Enforcement. The Company and GRC each have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents to which they are a party, and otherwise to carry out their obligations thereunder. The execution and delivery of each of the Transaction Documents to which they are a party by the Company and GRC and the consummation by them of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and GRC and no further action is required by the Company and GRC in connection therewith. Each Transaction Document to which they are a party has been (or upon delivery will have been) duly executed by the Company and GRC and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and GRC enforceable against the Company and GRC in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(d) No Conflicts. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby and the sale of the Selling Stockholder Shares hereunder do not and will not (i) conflict with or violate any provision of Logic Express’ or the Company certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

(e) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents or by reason of the sale of the Selling Stockholder Shares hereunder, other than (i) the filing with the Commission of one or more Registration Statements in accordance with the requirements of the Registration Rights Agreement, (ii) filings required by state securities laws, (iii) the filing of a Notice of Sale of Securities on Form D with the Commission under Regulation D of the Securities Act, (iv) the filings required in accordance with Section 4.5 and (v) those that have been made or obtained prior to the date of this Agreement. To the knowledge of the Company, no Selling Stockholder is required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or any other Person in connection with the execution, delivery and performance by them of the Transaction Documents or by reason of the sale of the Selling Stockholder Shares hereunder.

(f) Issuance of the Securities. The Securities have been duly authorized and, when issued and paid for in accordance with the Transaction Documents, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens. GRC has reserved from its duly authorized capital stock the shares of Common Stock issuable pursuant to this Agreement and the Warrants in order to issue the Shares and the Warrant Shares. When issued, the Selling Stockholder Shares were duly authorized and were validly issued, fully paid and nonassessable. The Selling Stockholders are the sole record owner of the Selling Stockholder Shares to be sold hereunder.

(g) Capitalization. The number of shares and type of all authorized, issued and outstanding capital stock of the Company, and all shares of Common Stock reserved for issuance under the Company’s various option and incentive plans, is specified in Schedule 3.1(g). Except as specified in Schedule 3.1(g), no securities of the Company are entitled to preemptive or similar rights, and no Person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by the Transaction Documents. Except as specified in Schedule 3.1(g), there are no outstanding options, warrants, scrip rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any shares of Common Stock, or contracts, commitments, understandings or arrangements by which Logic Express or the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. The issue and sale of the Securities will not, immediately or with the passage of time, obligate Logic Express or the Company to issue shares of Common Stock or other securities to any Person (other than the Investors) and will not result in a right of any holder of Logic Express or Company securities to adjust the exercise, conversion, exchange or reset price under such securities.

(h) Financial Statements. The financial statements of the Company included in the Closing 8-K comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

(i) Press Releases. The press releases disseminated by the Company during the twelve months preceding the date of this Agreement taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made and when made, not misleading.

(j) Material Changes. Since the date of the audited financial statements for the year ended December 31, 2005, (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP, (iii) the Company has not altered its method of accounting or the identity of its auditors, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. The Company does not have pending before the Commission any request for confidential treatment of information.

(k) Litigation. There is no Action which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (ii) if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect. Neither the Company, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of the Company, there is not pending any investigation by the Commission involving the Company or any current or former director or officer of the Company (in his or her capacity as such).

(l) Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

(m) Compliance. Neither the Company (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company under), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any order of any court, arbitrator or governmental body, or (iii) is or has been in violation of any statute, rule or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters. The Company is in compliance with all applicable effective requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder that are applicable to it.

(n) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as currently conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any such permits.

(o) Title to Assets. The Company has good and marketable title in fee simple to all real property owned by it that is material to its business and good and marketable title in all personal property owned by it that is material to its business, in each case free and clear of all Liens, except for Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases of which the Company is in compliance.

(p) Patents and Trademarks. The Company has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with their respective businesses as described in the Closing 8-K and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect (collectively, the “Intellectual Property Rights”). The Company has not received a written notice that the Intellectual Property Rights used by the Company violates or infringes upon the rights of any Person. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights.

(q) Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company is engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for the Company’s respective lines of business.

(r) Transactions With Affiliates and Employees. None of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

(s) Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or 10-Q, as the case may be, is being prepared.

(t) Solvency. Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (i) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

(u) Certain Fees. Except as described in Schedule 3.1(u), no brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(v) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Section 3.2(b)-(e), no registration under the Securities Act is required for the offer and sale of the Shares and Selling Stockholder Shares and Warrant Shares by GRC and the Selling Stockholders (as applicable) to the Investors under the Transaction Documents. Neither the Company nor GRC nor any their respective Affiliates has directly or through any agent (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or could be integrated with the sale of the Shares or the Selling Stockholder Shares in a manner that would require registration under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares and the Selling Stockholder Shares or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act. GRC is eligible to register its Common Stock for resale by the Investors under Form S-1 promulgated under the Securities Act. Except as specified in Schedule 3.1(v), the Company has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of the Company registered with the Commission or any other governmental authority that have not been satisfied.

(w) Investment Company. The Company is not, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x) Application of Takeover Protections. The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s Certificate of Incorporation (or similar charter documents) or the laws of its state of incorporation that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation the Company’s issuance of the Securities and the Investors’ ownership of the Securities.

(y) No Additional Agreements. The Company does not have any agreement or understanding with any Investor with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

(z) No Undisclosed Events, Liabilities, Developments or Circumstances. No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, or its business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Commission relating to an issuance and sale by the Company of its Common Stock and which has not been described in the Closing 8-K.

(aa) Foreign Corrupt Practices. Neither the Company, nor any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (iii) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(bb) Tax Status. The Company (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(cc) Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that would be required to be disclosed by the Company in Exchange Act filings.

(dd) Environmental Laws. The Company (i) is in compliance with any and all Environmental Laws (as hereinafter defined), (ii) has received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

(ee) Indebtedness and Other Contracts. Except as disclosed in the Closing 8-K, the Company (i) has no outstanding Indebtedness (as defined below), (ii) is not a party to any contract, agreement or instrument, the violation of which, or default under which, by the other party(ies) to such contract, agreement or instrument would result in a Material Adverse Effect, (iii) is not in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, and (iv) is not a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company's officers, has or is expected to have a Material Adverse Effect. The Closing 8-K provides a detailed description of the material terms of any such outstanding Indebtedness. For purposes of this Agreement: (x) "Indebtedness" of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (H) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(ff) Disclosure. The Company confirms that neither it nor any other Person acting on its behalf has provided any of the Investors or their agents or counsel with any information that constitutes or could reasonably be expected to constitute material, nonpublic information other than as set forth in the following sentence. The Company understands and confirms that each of the Investors will rely on the foregoing representations in effecting transactions in securities of the Company. To the knowledge of the Company, the representations and warranties of the Selling Stockholders are true and correct in all material respects. All disclosure provided to the Investors regarding the Company, its business and the transactions contemplated hereby, including the Schedules to this Agreement, furnished by or on behalf of the Company is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.2. Representations and Warranties of the Investors. Each Investor hereby, for itself and for no other Investor, represents and warrants to the Company as follows:

(a) Organization; Authority. Such Investor is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite corporate or partnership power and authority to enter into and to consummate the transactions contemplated by the applicable Transaction Documents and otherwise to carry out its obligations thereunder. The execution, delivery and performance by such Investor of the transactions contemplated by this Agreement has been duly authorized by all necessary corporate or, if such Investor is not a corporation, such partnership, limited liability company or other applicable like action, on the part of such Investor. Each of this Agreement and the Registration Rights Agreement has been duly executed by such Investor, and when delivered by such Investor in accordance with the terms hereof, will constitute the valid and legally binding obligation of such Investor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) Investment Intent. Such Investor is acquiring the Securities as principal for its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable federal and state securities laws. Subject to the immediately preceding sentence, nothing contained herein shall be deemed a representation or warranty by such Investor to hold the Securities for any period of time. Such Investor is acquiring the Securities hereunder in the ordinary course of its business. Such Investor does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities.

(c) Investor Status. At the time such Investor was offered the Securities, it was, and at the date hereof it is, and on each date on which it exercises Warrants it will be, an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Investor is not a registered broker-dealer under Section 15 of the Exchange Act.

(d) General Solicitation. Such Investor is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

(e) Access to Information. Such Investor acknowledges that it has reviewed the Closing 8-K and has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Shares and the merits and risks of investing in the Securities; (ii) access to information about the Company and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment. Neither such inquiries nor any other investigation conducted by or on behalf of such Investor or its representatives or counsel shall modify, amend or affect such Investor’s right to rely on the truth, accuracy and completeness of the Closing 8-K and the Company’s representations and warranties contained in the Transaction Documents.

(f) Certain Trading Activities. Such Investor has not directly or indirectly, nor has any Person acting on behalf of or pursuant to any understanding with such Investor, engaged in any transactions in the securities of GRC (including, without limitations, any Short Sales involving GRC’s securities) since the time that such Investor was first contacted by or on behalf of GRC or the Company regarding an investment in the Company. Such Investor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will engage in any transactions in the securities of GRC (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed.

(g) Independent Investment Decision. Such Investor has independently evaluated the merits of its decision to purchase Securities pursuant to the Transaction Documents, and such Investor confirms that it has not relied on the advice of any other Investor’s business and/or legal counsel in making such decision.

The Company acknowledges and agrees that no Investor has made or makes any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 3.2.

3.3. Representations and Warranties of the Selling Stockholders. Each Selling Stockholder for itself and no other Selling Stockholder hereby makes the following representations and warranties to each Investor:

(a) Enforcement. This Agreement has been duly executed and delivered by each Selling Stockholder and constitutes the valid and binding obligation of each Selling Stockholder, enforceable against him in accordance with its terms except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application.

(b) No Consents. No consent, approval, authorization or order of, or any filing or declaration with, any court or governmental agency or body or other Person is required in connection with the consummation by each Selling Stockholder of the transactions on its part contemplated by the Transaction Documents, except (i) filings as may be required under Sections 13(d) and 16(a) of the Exchange Act, and (ii) those that have been made or obtained prior to the date of this Agreement.

(c) No Conflicts. The execution, delivery and performance by each Selling Stockholder of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby do not and will not result in a breach or violation of, or constitute a default under (with or without notice or lapse of time), any stockholders agreement, voting trust agreement, pledge registration rights agreement or other agreement or instrument to which such Selling Stockholder or any of its properties are bound or affected, and will not violate or conflict with any judgment, decree or order of any court or other governmental agency or any law, rule or regulation applicable to such Selling Stockholder, in each case such as could not have or result in a Material Adverse Effect.

(d) Certain Registration Matters. Assuming the accuracy of the Investors’ representations and warranties set forth in Sections 3.2(b)-(d), no registration under the Securities Act is required for the purchase and sale of the Selling Stockholder Shares to the Investors hereunder.

(e) Good and Marketable Title. Each Selling Stockholder is the sole lawful record and sole beneficial owner of all of the Selling Stockholder Shares to be sold by it hereunder. Such Selling Stockholder has good and marketable title to the Selling Stockholder Shares to be sold by it hereunder, free and clear of any Liens, except for restrictions on subsequent transfer imposed by the securities laws. Upon consummation of the Closing, the Investors will have good and marketable title to the Selling Stockholder Shares purchased by them, free and clear of all Liens created by or through such Selling Stockholder.

(f) Certain Fees. Except as described in Schedule 3.3(f), no brokerage or finder's fees or commissions are or will be payable by the Selling Stockholders to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by this Agreement. The Investors shall have no obligation with respect to any fees or with respect to any claims (other than such fees or commissions owed by an Investor pursuant to written agreements executed by such Investor which fees or commissions shall be the sole responsibility of such Investor) made by or on behalf of other Persons for fees of a type contemplated in this Section that may be due in connection with the transactions contemplated by this Agreement.

(g) No Additional Agreements. The Selling Stockholders do not have any agreement or understanding with any Investor or with the Company or GRC with respect to the transactions contemplated by the Transaction Documents other than as specified in the Transaction Documents.

ARTICLE 4.
OTHER AGREEMENTS OF THE PARTIES

4.1. (a)  Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of the Securities other than pursuant to an effective registration statement, to GRC, to an Affiliate of an Investor or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to GRC an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act.

(b) Certificates evidencing the Securities will contain the following legend, until such time as they are not required under Section 4.1(c):

[NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED] [THESE SECURITIES HAVE NOT BEEN REGISTERED] WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. [THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES] [THESE SECURITIES] MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

GRC acknowledges and agrees that an Investor may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account and, if required under the terms of such agreement or account, such Investor may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval or consent of GRC and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Investor and the transferee of the pledge. No notice shall be required of such pledge. At the appropriate Investor’s expense, GRC will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

(c) Certificates evidencing Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)): (i) if such Shares or Warrant Shares are registered for resale under the Securities Act, or (ii) following a sale or transfer of such Shares or Warrant Shares pursuant to Rule 144 (assuming the transferee is not an Affiliate of GRC), or (iii) such Shares or Warrant Shares are eligible for sale under Rule 144(k) or (iv) in connection with a sale, assignment or other transfer, such Investor provides GRC with an opinion of counsel, in a form reasonably acceptable to GRC, to the effect that such sale or transfer of the Shares or Warrant Shares may be made without registration under the applicable requirements of the Securities Act. If an Investor shall make a sale or transfer of Shares or Warrant Shares either (x) pursuant to Rule 144 or (y) pursuant to a registration statement and in each case shall have delivered to GRC or GRC’s transfer agent the certificate representing Shares or Warrant Shares containing a restrictive legend which are the subject of such sale or transfer and a representation letter in customary form (the date of such sale or transfer and Share or Warrant Share, as the case may be, delivery being the “Share Delivery Date”) and (1) GRC shall fail to deliver or cause to be delivered to such Investor a certificate representing such Shares or Warrant Shares that is free from all restrictive or other legends by the third Trading Day following the Share Delivery Date and (2) following such third Trading Day after the Share Delivery Date and prior to the time such Shares or Warrant Shares are received free from restrictive legends, the Investor, or any third party on behalf of such Investor, purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Investor of such Shares or Warrant Shares (a "Buy-In"), then GRC shall pay in cash to the Investor (for costs incurred either directly by such Investor or on behalf of a third party) the amount by which the total purchase price paid for Common Stock as a result of the Buy-In (including brokerage commissions, if any) exceed the proceeds received by such Investor as a result of the sale to which such Buy-In relates. The Investor shall provide GRC written notice indicating the amounts payable to the Investor in respect of the Buy-In.

4.2. Furnishing of Information. As long as any Investor owns the Securities, GRC covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by GRC after the date hereof pursuant to the Exchange Act. As long as any Investor owns Securities, if GRC is not required to file reports pursuant to such laws, it will prepare and furnish to the Investors and make publicly available in accordance with Rule 144(c) such information as is required for the Investors to sell the Shares and Warrant Shares under Rule 144. GRC further covenants that it will take such further action as any holder of Securities may reasonably request, all to the extent required from time to time to enable such Person to sell the Shares and Warrant Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

4.3. Integration. GRC shall not, and shall use its best efforts to ensure that no Affiliate of GRC shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Investors, or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market in a manner that would require stockholder approval of the sale of the securities to the Investors.

4.4. Subsequent Registrations. Other than pursuant to the Registration Statement, prior to the Effective Date, GRC may not file any registration statement (other than on Form S-8) with the Commission with respect to any securities of GRC.

4.5. Securities Laws Disclosure; Publicity. By 9:00 a.m. (New York time) on the Trading Day following the Closing Date, the Company shall issue a press release disclosing the transactions contemplated hereby and the Closing. On the second Business Day following the Closing Date GRC will file a Current Report on Form 8-K disclosing the material terms of the Transaction Documents (and attach as exhibits thereto the Transaction Documents) and the Closing. In addition, GRC will make such other filings and notices in the manner and time required by the Commission and the Trading Market on which the Common Stock is listed. Notwithstanding the foregoing, GRC shall not publicly disclose the name of any Investor, or include the name of any Investor in any filing with the Commission (other than the Registration Statement and any exhibits to filings made in respect of this transaction in accordance with periodic filing requirements under the Exchange Act) or any regulatory agency or Trading Market, without the prior written consent of such Investor, except to the extent such disclosure is required by law or Trading Market regulations.

4.6. Limitation on Issuance of Future Priced Securities. During the six months following the Closing Date, GRC shall not issue any “Future Priced Securities” as such term is described by NASD IM-4350-1.

4.7. Indemnification of Investors. In addition to the indemnity provided in the Registration Rights Agreement, the Company and each Selling Stockholder hereby agree to the following indemnification of the Investors:

(a) The Company will indemnify and hold the Investors and their respective directors, officers, shareholders, partners, employees and agents (each, an "Investor Party") harmless from any and all losses that any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by the Company in any Transaction Document. In addition to the indemnity contained herein, the Company will reimburse each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

(b) Each Selling Stockholder will severally and not jointly indemnify and hold each of the Company and each Investor Party harmless from any and all losses that the Company or any such Investor Party may suffer or incur as a result of or relating to any misrepresentation, breach or inaccuracy of any representation, warranty, covenant or agreement made by such Selling Stockholder in any Transaction Document. In addition, such Selling Stockholder will reimburse each of the Company and each Investor Party for its reasonable legal and other expenses (including the cost of any investigation, preparation and travel in connection therewith) incurred in connection therewith, as such expenses are incurred.

Except as otherwise set forth herein, the mechanics and procedures with respect to the rights and obligations under this Section 4.7 shall be the same as those set forth in Section 5 of the Registration Rights Agreement.

4.8. Non-Public Information. GRC, the Company and the Selling Stockholders covenant and agree that neither they nor any other Person acting on their behalf will provide any Investor or its agents or counsel with any information that GRC or the Company believes constitutes material non-public information, unless prior thereto such Investor shall have executed a written agreement regarding the confidentiality and use of such information. GRC, the Company and the Selling Stockholders understand and confirm that each Investor shall be relying on the foregoing representations in effecting transactions in securities of GRC.

4.9. Listing of Securities. GRC agrees, (i) if GRC applies to have the Common Stock traded on any other Trading Market, it will include in such application the Shares and Warrant Shares, and will take such other action as is necessary or desirable to cause the Shares and Warrant Shares to be listed on such other Trading Market as promptly as possible, and (ii) it will take all action reasonably necessary to continue the listing and trading of its Common Stock on a Trading Market and will comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the Trading Market.

4.10. Use of Proceeds. GRC will use the net proceeds from the sale of the Shares hereunder for working capital purposes and in accordance with Section 4.14 herein, and not for the satisfaction of any portion of its debt (other than payment of trade payables and accrued expenses in the ordinary course of its business and consistent with prior practices), or to redeem any Common Stock or Common Stock Equivalents.

4.11. Make Good Escrow Arrangement. Ms. LI Lin Ling and Ms. CHAN Siu Ling shall escrow 4,280,000 shares (the “Make Good Shares”) of GRC's common stock so that (a) if the audited consolidated financial statements of GRC, prepared in accordance with GAAP, do not reflect at least $4,819,500 of after-tax net income or $5,823,465 of after-tax net income before the minority interest for the fiscal year ending December 31, 2006, one-half of the Escrow Shares will be distributed on a pro rata basis to the Investors and (b) if the audited consolidated financial statements of GRC, prepared in accordance with GAAP, do not reflect at least $8,302,000 of after-tax net income or $10,031,416 of after-tax net income before the minority interest for the fiscal year ending December 31, 2007, the second-half of the Escrow Shares will be distributed on a pro rata basis to the Investors. If required, the appropriate number of Escrow Shares will be delivered to the Investors within ten (10) Business Days of the date the audit report for the applicable period is delivered to the Investor Representative (such delivery of the financial statements referenced in (a) and (b) above to the Investor Representative shall be no later than March 31, 2007 and March 31, 2008, respectively), otherwise, if GRC has met the applicable threshold, the appropriate number of Escrow Shares shall be returned to Ms. LI Lin Ling and Ms. CHAN Siu Ling within such ten (10) Business Day period. The Investors hereby appoint Lane Capital Markets, LLC to act as the Investors Representative in connection with the Share Escrow Agreement entered into for the purpose of effectuating this provision. The Investors Representative’s sole responsibility shall be to review the audited financial statements of GRC to determine whether any Escrow Shares should be distributed.

4.12. Investor Relations. GRC covenants that prior to October 31, 2006 it will hire an investor relations firm acceptable to Pinnacle China Fund, L.P.

4.13. Additional Issuances of Securities.

For purposes of this Section 4.13, the following definitions shall apply.

"Convertible Securities" means any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

"Options" means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

"Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(a) From the date hereof until the date that is 30 Trading Days following the Effective Date (plus one additional day for each Trading Day following the Effective Date during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities (as defined in the Registration Rights Agreement) required to be covered thereby) (the "Trigger Date"), GRC will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a "Subsequent Placement").

(b) From the Trigger Date until the second anniversary of the Effective Date (plus one additional day for each Trading Day following the Effective Date during which either (1) the Registration Statement is not effective or (2) the prospectus forming a portion of the Registration Statement is not available for the resale of all Registrable Securities (as defined in the Registration Rights Agreement) required to be covered thereby), GRC will not, directly or indirectly, effect any Subsequent Placement unless GRC shall have first complied with this Section 4.13.

(c) GRC shall deliver to each Investor who purchased at least $1,000,000 of Securities hereunder (each, an "Eligible Buyer") with a written notice (the "Offer Notice") of any proposed or intended issuance or sale or exchange (the "Offer") of the securities being offered (the "Offered Securities") in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with such Eligible Buyers at least 50% of the Offered Securities, allocated among such Eligible Buyers (a) based on such Eligible Buyer's pro rata portion of the total Investment Amount hereunder by Eligible Buyers (the "Basic Amount"), and (b) with respect to each Eligible Buyer that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Eligible Buyers as such Eligible Buyer shall indicate it will purchase or acquire should the other Eligible Buyers subscribe for less than their Basic Amounts (the "Undersubscription Amount"), which process shall be repeated until the Investors shall have an opportunity to subscribe for any remaining Undersubscription Amount.

(d) To accept an Offer, in whole or in part, such Eligible Buyer must deliver a written notice to GRC prior to the end of the fifth (5th) Business Day after such Eligible Buyer's receipt of the Offer Notice (the "Offer Period"), setting forth the portion of such Eligible Buyer's Basic Amount that such Eligible Buyer elects to purchase and, if such Eligible Buyer shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Eligible Buyer elects to purchase (in either case, the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Eligible Buyers are less than the total of all of the Basic Amounts, then each Eligible Buyer who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Eligible Buyer who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Eligible Buyer bears to the total Basic Amounts of all Eligible Buyers that have subscribed for Undersubscription Amounts, subject to rounding by GRC to the extent its deems reasonably necessary.

(e) GRC shall have ten (10) Business Days from the expiration of the Offer Period above to (i) offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Eligible Buyers (the "Refused Securities"), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to GRC than those set forth in the Offer Notice and (ii) to publicly announce (a) the execution of such Subsequent Placement Agreement (as defined below), and (b) either (x) the consummation of the transactions contemplated by such Subsequent Placement Agreement or (y) the termination of such Subsequent Placement Agreement, which shall be filed with the Commission on a Current Report on Form 8-K with such Subsequent Placement Agreement and any documents contemplated therein filed as exhibits thereto.

(f) In the event GRC shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in this Section 4.13), then each Eligible Buyer may, at its sole option and in its sole discretion, reduce the number or amount of the Offered Securities specified in its Notice of Acceptance to an amount that shall be not less than the number or amount of the Offered Securities that such Eligible Buyer elected to purchase pursuant to Section 4.13(d) above multiplied by a fraction, (i) the numerator of which shall be the number or amount of Offered Securities GRC actually proposes to issue, sell or exchange (including Offered Securities to be issued or sold to Eligible Buyers pursuant to Section 4.13(d) above prior to such reduction) and (ii) the denominator of which shall be the original amount of the Offered Securities. In the event that any Eligible Buyer so elects to reduce the number or amount of Offered Securities specified in its Notice of Acceptance, GRC may not issue, sell or exchange more than the reduced number or amount of the Offered Securities unless and until such securities have again been offered to the Eligible Buyers in accordance with Section 4.13(c) above.

(g) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Eligible Buyers shall acquire from GRC, and GRC shall issue to the Eligible Buyers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.13(f) above if the Eligible Buyers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Eligible Buyers of any Offered Securities is subject in all cases to the preparation, execution and delivery by GRC and the Eligible Buyers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Eligible Buyers and their respective counsel.

(h) Any Offered Securities not acquired by the Eligible Buyers or other persons in accordance with Section 4.13(g) above may not be issued, sold or exchanged until they are again offered to the Eligible Buyers under the procedures specified in this Agreement.

(i)  In exchange for GRC’s willingness to agree to these procedures, each Eligible Buyer hereby irrevocably agrees that it will hold in strict confidence any and all Offer Notices, the information contained therein, and the fact that GRC is contemplating a Subsequent Placement, unless it notifies GRC in writing that it no longer desires to receive Offer Notices.

4.14. Capital Deficit. Within 3 Trading Days of the Closing Date, the Company shall have been paid the remaining registered capital deficit of RMB 26,400,000. Logic Express shall provide the Investors with evidence that such registered deficit has been paid by providing a Capital Verification Report and a new Business License on or before July 31, 2006.

4.15. Obligations of the Company. GRC shall cause the Company to satisfy its obligations under the Transaction Documents.

4.16. No Non-US Reincorporation. For so long as the Investors own at least 10% of the Securities purchased by them hereunder, GRC shall not change its jurisdiction of incorporation to any jurisdiction other than one of the fifty United States without the approval of Investors representing at least 75% of the aggregate Investment Amount.

ARTICLE 5.
CONDITIONS PRECEDENT TO CLOSING

5.1. Conditions Precedent to the Obligations of the Investors to Purchase Securities. The obligation of each Investor to acquire Securities at the Closing is subject to the satisfaction or waiver by such Investor, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of GRC, Logic Express and the Company contained herein shall be true and correct in all material respects as of the date when made and as of the Closing as though made on and as of such date;

(b) Performance. Each of GRC, the Company and the Selling Stockholders shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by it at or prior to the Closing;

(c) Exchange Transaction. The Exchange Transaction shall have been completed.

(d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents;

(e) Adverse Changes. Since the date of execution of this Agreement, no event or series of events shall have occurred that reasonably could have or result in a Material Adverse Effect;

(f) No Suspensions of Trading in Common Stock; Listing. Trading in the Common Stock shall not have been suspended by the Commission or any Trading Market (except for any suspensions of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company) at any time since the date of execution of this Agreement, and the Common Stock shall have been at all times since such date listed for trading on a Trading Market; and

(g) Deliverables. GRC and the Selling Stockholders shall have delivered the Seller Deliverables in accordance with Section 2.2(a).

5.2. Conditions Precedent to the Obligations of GRC and the Selling Stockholders to sell Securities. The obligation of GRC and the Selling Stockholders to sell Securities at the Closing is subject to the satisfaction or waiver by GRC and the Selling Stockholders, at or before the Closing, of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of each Investor contained herein shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made on and as of such date;

(b) Performance. Each Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Transaction Documents to be performed, satisfied or complied with by such Investor at or prior to the Closing;

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of any of the transactions contemplated by the Transaction Documents; and

(d) Investors Deliverables. Each Investor shall have delivered its Investors Deliverables in accordance with Section 2.2(b).

ARTICLE 6.
MISCELLANEOUS

6.1. Fees and Expenses. Each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of the Transaction Documents. GRC shall pay all stamp and other taxes and duties levied in connection with the sale of the Shares.

6.2. Entire Agreement. The Transaction Documents, together with the Exhibits and Schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3. Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile (provided the sender receives a machine-generated confirmation of successful transmission) at the facsimile number specified in this Section prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as follows:

If to GRC, the Company,
or Logic Express:
China Biologic Products, Inc.
No. 14 East Hushan Road
Ta’ian City, Shandong Province
P.C. 271000, China
Attention: Michael Li

With a copy to:
Loeb & Loeb LLP
345 Park Avenue
New York, NY 10154
Facsimile: (212) 504-3013
Attention: Mitchell S. Nussbaum, Esq.

If to a Selling
Stockholder:
To the address set forth under such Selling Stockholder’s name on the signature pages hereof;

If to an Investor: To the address set forth under such Investor’s name on the signature pages hereof;

or such other address as may be designated in writing hereafter, in the same manner, by such Person.

6.4. Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by GRC and the Investors holding a majority of the Shares. In addition, Sections 3.3, 4.7(b) and Article VI may not be waived or amended except in a written instrument signed by the Investors holding a majority of the Shares, the Company and the Selling Stockholder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right. No consideration shall be offered or paid to any Investor to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Investors who then hold Shares.

6.5. Termination. This Agreement may be terminated prior to Closing:

(a) by written agreement of the Investors and GRC; and

(b) by GRC, the Selling Stockholder (as to itself but no other Selling Stockholder), or an Investor (as to itself but no other Investor) upon written notice to the other, if the Closing shall not have taken place by 6:30 p.m. Eastern time on the Outside Date; provided, that the right to terminate this Agreement under this Section 6.5(b) shall not be available to any Person whose failure to comply with its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such time.

In the event of a termination pursuant to this Section, GRC shall promptly notify all non-terminating Investors. Upon a termination in accordance with this Section 6.5, GRC, terminating Selling Stockholder(s) or terminating Investor(s), as applicable, shall not have any further obligation or liability (including as arising from such termination) to any other party and no Investor will have any liability to any other Investor under the Transaction Documents as a result therefrom.

6.6. Construction. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or any of the Transaction Documents.

6.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither GRC nor the Selling Stockholders may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors. Any Investor may assign any or all of its rights under this Agreement to any Person to whom such Investor assigns or transfers any Securities, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions hereof that apply to the “Investors.”

6.8. No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.7 (as to each Investor Party).

6.9. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each of GRC, the Investors and the Selling Stockholders agrees that all Proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and any other Transaction Documents (whether brought against a party hereto or its respective Affiliates, employees or agents) shall be commenced exclusively in the New York Courts. Each of GRC, the Investors and the Selling Stockholders hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of the any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any such New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each of GRC, the Investors and the Selling Stockholders hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each of GRC, the Investors and the Selling Stockholders hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. If any party shall commence a Proceeding to enforce any provisions of a Transaction Document, then the prevailing party in such Proceeding shall be jointly and severally reimbursed by the adverse party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

6.10. Survival. The representations, warranties, agreements and covenants contained herein shall survive the Closing and the delivery of the Securities.

6.11. Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

6.12. Severability. If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

6.13. Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever any Investor exercises a right, election, demand or option under a Transaction Document and GRC does not timely perform its related obligations within the periods therein provided, then such Investor may rescind or withdraw, in its sole discretion from time to time upon written notice to GRC, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.14. Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, GRC shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to GRC of such loss, theft or destruction and customary and reasonable indemnity, if requested. The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Securities. If a replacement certificate or instrument evidencing any Securities is requested due to a mutilation thereof, GRC may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

6.15. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Investors, GRC and the Selling Stockholders will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

6.16. Payment Set Aside. To the extent that GRC or any Selling Stockholder makes a payment or payments to any Investor pursuant to any Transaction Document or an Investor enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to GRC or such Selling Stockholder, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.17. Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any Transaction Document are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Securities pursuant to the Transaction Documents has been made by such Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Investor acknowledges that no other Investor has acted as agent for such Investor in connection with making its investment hereunder and that no Investor will be acting as agent of such Investor in connection with monitoring its investment in the Securities or enforcing its rights under the Transaction Documents. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. Each of the Company and each Selling Stockholder acknowledges that each of the Investors has been provided with the same Transaction Documents for the purpose of closing a transaction with multiple Investors and not because it was required or requested to do so by any Investor.

6.18. Limitation of Liability. Notwithstanding anything herein to the contrary, each of GRC and each Selling Stockholder acknowledges and agrees that the liability of an Investor arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Investor, and that no trustee, officer, other investment vehicle or any other Affiliate of such Investor or any investor, shareholder or holder of shares of beneficial interest of such a Investor shall be personally liable for any liabilities of such Investor.

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SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

GRC HOLDINGS, INC.

By: /s/ Michael Li
Name: Michael Li
Title: CEO

LOGIC EXPRESS LIMITED

By: /s/ Lin Ling Li
Name: Lin Ling Li
Title: Legal Representative

SHANDONG MISSILE BIOLOGIC PRODUCTS CO., LTD.

By:_____________________________________
Name:
Title:

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SIGNATURE PAGES FOR SELLING STOCKHOLDERS FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

SELLING STOCKHOLDER

/s/ Chan, Siu Ling
Name: Chan, Siu Ling
Tax ID No.: N/A

NUMBER OF SELLING STOCKHOLDER SHARES

_________1,040,000_______________________

ADDRESS FOR NOTICE

Street: Flat 22C, Tower 15, Pacific Palisades

City/State/Zip: North Point, Hong Kong

Tel:_____________________________________

Fax:_____________________________________

SELLING STOCKHOLDER

/s/ Lin Ling Li
Name: Li, Lin Ling

Tax ID No.: N/A

NUMBER OF SELLING STOCKHOLDER SHARES

_______1,040,000_________________________

ADDRESS FOR NOTICE

Street: Flat 22D, Oceanic Building, 38 Finnie Street

City/State/Zip: Quarry Bay, Hong Kong

Tel:_____________________________________

Fax:_____________________________________

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOR INVESTORS FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Pinnacle China Fund LP

By: /s/ Barry Kitt
Name: Barry Kitt
Title: Principle

Investment Amount: $4,000,000

Tax ID No.:

ADDRESS FOR NOTICE

Street: 4965 Preston Park Blvd., Suite 240

City/State/Zip: Plano, Texas 75093-5770

Attention: Barry Kitt

Tel: 972-985-2121

Fax: 972-985-2122

DELIVERY INSTRUCTIONS

(if different from above)

c/o: Banc of America Securities

Street: 901 Main St., Ste 6616

City/State/Zip: Dallas ,TX 75202

Attention: Brett Speer

Tel: 214-209-9973

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

JayHawk China Fund “Cayman LTD”

By: /s/ Michael Schmitz
Name: Michael Schmitz
Title: Chief Financial Officer

Investment Amount: $3,000,000

Tax ID No.: 98-0170144

ADDRESS FOR NOTICE

Street:8201 Mission Road, Suite 110

City/State/Zip:Prairie Village, KS 66208

Attention: Michael Schmitz

Tel:_____________________________________

Fax:_____________________________________

DELIVERY INSTRUCTIONS
(if different from above)

c/o:_____________________________________

Street:___________________________________

City/State/Zip:_____________________________

Attention:________________________________

Tel:_____________________________________

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Hudson Bay Fund LP

By: /s/ Yoav Roth
Name: Yoav Roth
Title: Principle & Portfolio Manager

Investment Amount: $500,000

Tax ID No.:

ADDRESS FOR NOTICE

Street:120 Broadway, 40th floor

City/State/Zip:New York, NY 10019

Attention:Yoav Roth

Tel: 212-571-1244

Fax: 212-571-1279

DELIVERY INSTRUCTIONS
(if different from above)

c/o:_____________________________________

Street:___________________________________

City/State/Zip:_____________________________

Attention:________________________________

Tel:_____________________________________

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Capital Ventures International, by

Heights Capital Management, Inc.

By: /s/ Martin Kobinger
Name: Martin Kobinger
Title: Investment Manager

Investment Amount: $610,600

Tax ID No.:

ADDRESS FOR NOTICE

Street:101 California Street, Suite 3250

City/State/Zip: San Francisco, CA 94111

Attention: Martin Hoe

Tel: 415-403-6500

Fax: 415-403-6525

DELIVERY INSTRUCTIONS
(if different from above)

c/o:_____________________________________

Street:___________________________________

City/State/Zip:_____________________________

Attention:________________________________

Tel:_____________________________________

Schedule 3.1(a) - Subsidiaries of the Company

None

Schedule 3.1(g) - Capitalization of the Company

Registered capital: RMB 87,000,000, the contributed capital is RMB 60,600,000.

Shareholders: Logic Express Ltd.(“LOGIC”), holding 82.76% equity interest; Shandong Province Biological Product Research Institute (“Research Institute”), holding 17.24% equity interest.

Schedule 3.1(u) - Fees

Lane Capital Markets, LLC: US$416,900

Schedule 3.1(v) - Registration Rights

None

Schedule 3.3(f) - Fees

Lane Capital Markets, LLC: US$394,160